2009 Member Director Election Report

August 27, 2009

Dear Stockholder:

I am writing to provide you with the results of the Federal Home Loan Bank of New York’s (“FHLBNY”) 2009 director election process pertaining to the filling of three Member Directorships on the FHLBNY’s Board of Directors (“Board”) which have terms that commence on January 1, 2010.

1. New Jersey and New York Results

During the course of the recent call for nominations, the FHLBNY received 17 valid nomination certificates for one open Member Director seat representing New Jersey members; all of the nomination certificates nominated the same person. In addition, the FHLBNY received 22 valid nomination certificates for one open Member Director seat representing New York members; as was the case in New Jersey, all of the nomination certificates nominated the same person.

The Federal Housing Finance Agency’s (“FHFA”) interim final director election regulations currently in effect provide that if, for any voting state, the number of nominees for the Member Directorships for that state is equal to the number of such directorships to be filled in that year’s election, the Federal Home Loan Bank (“FHLBank”) shall deliver a notice to the members in the affected voting state, in lieu of providing a ballot, indicating that such nominees shall be deemed elected without further action, due to a lack of nominees.

Therefore, the FHLBNY is pleased to report that the following nominees, having formally accepted their nominations, are hereby declared elected to the Board of the FHLBNY for terms of office that begin on January 1, 2010 and end on December 31, 2013:

Representing New Jersey members of the FHLBNY: Katherine J. Liseno, President and CEO, Metuchen Savings Bank, Metuchen, New Jersey.

Representing New York members of the FHLBNY: James W. Fulmer, Chairman, President and CEO, The Bank of Castile, Batavia, New York.

Both Ms. Liseno and Mr. Fulmer currently serve as Member Directors on the FHLBNY’s Board. Their current terms of service expire on December 31, 2009.

2. Puerto Rico and U.S. Virgin Islands Results

During the course of the recent call for nominations, the FHLBNY did not receive any nomination certificates for the one open Member Director seat representing Puerto Rico and U.S. Virgin Islands members.

The FHFA’s interim final director election regulations currently in effect provide that any Member Directorship that is not filled due to a lack of nominees shall be deemed vacant as of January 1st of the following year and shall be filled by the FHLBank’s Board of Directors.

Therefore, in early 2010, the FHLBNY’s Board will fill the open Puerto Rico/U.S. Virgin Islands Member Directorship.

3. Independent Directorships

Separate from the foregoing, please note that ballots in connection with the election for two open Independent Director seats which have terms commencing on January 1, 2010 will be distributed to eligible members on or about October 1st.

Please do not hesitate to contact Corporate Secretary Barbara Sperrazza at 212-441-6819 if you have any questions about the 2009 Director Election process.

Sincerely,

Alfred A. DelliBovi
President and Chief Executive Officer